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booktech.com Acquires Certain Assets of Copytron, Inc

Acquisition Adds $1.3 Million to Company's Top Line and Extends booktech.com's Geographic Coverage

WOBURN, Mass.--(BUSINESS WIRE)--Aug. 3, 2000--booktech.com. (AMEX: BTC - news) today announced that it has signed an asset purchase agreement to acquire certain assets of Copytron, Inc., a highly regarded provider of academic custom coursepacks and corporate training materials located in Chapel Hill, NC.

Copytron, Inc. was founded in 1981 as a retail quick copy printer, but today focuses a large part of its business on academic (college "coursepacks") and corporate training business content. The Company's customers are concentrated in North Carolina and Virginia and consist of approximately 50 growing private and public colleges and universities.

"Copytron extends booktech.com's geographic coverage to colleges and universities in the Southeast United States and provides considerable opportunities to leverage booktech.com's brand and technology capabilities", said Dr. Morris A. Shepard, Chairman and CEO of booktech.com. "In addition, the acquisition of Copytron gives booktech.com entree into the large and fast growing market for learning materials used in the workplace."

Copytron CEO John Adams III who will work with the booktech.com as a consultant added, "Joining booktech.com offers us all the opportunity to leap headlong into the 21st century. We can now offer our clients not only great personal service, but with web technology, we can deliver our orders at light speed."

booktech.com used a combination of cash and restricted stock to acquire Copytron, Inc., which had 1999 pro-forma revenue of $1.3 million. booktech.com expects the Copytron, Inc. acquisition will be earnings accretive in 2000 and 2001. The company also expects the acquisition to be cashflow positive this year and in the years ahead. The acquisition will also expand booktech.com's content offerings in the hard sciences, business, economics and nursing.

ABOUT booktech.com

booktech.com (www.booktech.com), headquartered in Woburn, MA, is a 4 1/2 year old, digital and on-demand publisher of custom textbooks and coursepacks. It is emerging as a first mover in the emerging E-Education and knowledge management market. The Company has built a customer base of over 2,500 professors and students in some 500 American colleges and universities nationwide, ranging from Harvard University to the University of Alaska. In addition to colleges and universities, booktech.com has become an important custom publishing resource in the K-12 market with such noteworthy titles as: Breaking the Spanish Barrier, Breaking the French Barrier, Trade Routes, and Choices.

This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe,"


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"continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner, risks regarding currently unforeseen competitive pressures and technological changes. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

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Contact:

     booktech.com
     Stephen Encarnacao, 781/933-5400
              or
     The Investor Relations Group, New York
     Investors:
     Juan Dominguez & Dian Griesel, Ph.D., 212/736-2650